Bacterin International Announces Second Quarter

and Six Months 2012 Financial Results

-Second Quarter Revenue Increases 9% to $8.2 Million Year over Year

-Six Month Revenue Increases 18% to $16.0 Million Year over Year

- Company Exits a Backorder Status on a Large Production Push, and Expects a Stronger Second Half of 2012

-Company Generates Positive EBITDA for Q2 on Reduced Operating Expenses and Gross Margins of 72%.

Conference Call at 4:30pm ET to Discuss Second Quarter 2012 Results

BELGRADE, Mont. August 09, 2012 - Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, today announced its financial results for the second quarter ended June 30, 2012:

Highlights:

•	Revenue increased 9% to $8.2 million in the second quarter of 2012, compared to the $7.5 million for the same period a year ago. Excluding a stocking order sale of approximately $1.2 million included in the 2q 2011 figure, revenues increased from $6.3 million in the 2q of 2011 to $8.2 million in the 2q of 2012, an increase of 30%.

•	The Company reported positive EBITDA of approximately $8,000 and Gross Margin was 72% within the Company’s previous guidance of 70 to 75%;

•	Inventory increased 42% to $13.3 million, compared to $9.4 million at the end of 2011, as a result of an increase in the receipt of donor inventory and increased production associated with the Company adding a second production shift during the first quarter of 2012.;

•	The Company exited its backorder status on a large production push, and expects increased production to continue throughout the second half of 2012

•	6 additional product codes were added to address Foot and Ankle, Sports Medicine, and Breast Reconstruction markets.

•	18 new sales representatives were added and one additional Regional Vice President of Sales in the first half of 2012.

•	The Company has filed 5 new patent applications in the first half of 2012, and continues to pursue 5 patent applications protecting its core products including the patent “Elastomeric Article Having a Broad Spectrum Antimicrobial Agent and Method of Making” which is a composition of matter patent related to our licensing agreement with RyMed Medical

•	A peer review article in Orthopedic Research and Reviews determined OsteoSponge® exhibits ideal properties for bone regeneration, similar to those of autograft (graft of patient's own bone) with a distinct advantage over autograft, in that there is no risk of complications at the harvest site or donor pain postoperatively.

•	Recent studies conducted at the Hospital for Special Surgery have shown the OsteoSelect DBM putty proved equivalent to autologous bone graft in the posterolateral intertransverse rabbit model. The data was submitted to the Eastern Orthopedic Association and received the “Best Paper”award.

•	The Company has begun a 75 patient registry for OsteoSponge SC, the Company has received IRB approval in 5 of 6 sites and the first patient was enrolled in July.

•	The paper, utilizing the OsteoSponge SC product, "Reconstruction of Complex Osteochondral Lesions of the Talus with Cylindrical Sponge Allograft and Particulate Juvenile Cartilage Graft: Provisional Results with a Short Term Follow Up" has been accepted by Foot & Ankle Specialist.

•	The Company secured an accounts receivable credit facility with Midcap Financial LLC and Silicon Valley Bank for up to $5 million through January 1, 2015 based upon a predetermined formula for borrowings of up to 80% of Bacterin's eligible accounts receivable, as defined in the credit and security agreement.

•	A third national GPO contract was signed: three-year agreement with Novation, a leading health care supply chain expertise and contracting company, to provide OsteoSponge®, OsteoSelect® DBM Putty, OsteoWrap®, OsteoLock®, BacFast®, hMatrix®, Sports Medicine Allografts, and traditional allografts to the GPO’s nationwide network of hospitals and medical practices.

•	On July 10, 2012 the Company announced its fourth national GPO contract, a three-year agreement with Premier Healthcare Alliance, one of the nation’s largest GPOs, serving over 2,600 hospitals and more than 84,000 other healthcare sites that represent over $43 billion in annual purchasing power.

•	Hospital accounts in the 2Q of 2012 increased to 768 facilities, compared to 756 facilities in Q1 2012.

Management Commentary

“We have already achieved 45% of the low end of our annual revenue guidance in the first half of this year, said Guy Cook, CEO of Bacterin. “With our backorder behind us, inventory levels up and planned clean room expansion for Q3, we expect continuing increased revenues in the second half of 2012 enabling us to achieve our stated 2012 annual revenue guidance. Gross margin of 72% was within our previous guidance and operating expenses decreased from the 1q of 2012 enabling us to report positive EBITDA for the quarter, and a 54% reduction in EBTIDA loss for the first half of 2012 compared to the prior periods.”

“We expect uptake in the wound care market for hMatrix to accelerate next year with the expected issuance of a Q code by January 1, 2013. In the interim, we are gaining traction with our shifted manufacturing and marketing focus, beginning in the second quarter, for hMatrix to address additional markets in sports medicine and reconstructive surgery.

“OsteoSelect DBM putty is gaining sales momentum, leveraging recent animal data equivalency to autologous bone graft, the current gold standard for spinal fusion.”

“Data for our coatings remains on track for the second half of this year, as well as independent data on OsteoSponge SC.”

Q2 2012 Financial Results

Revenue for the quarter was $8.2 million compared to $7.8 million in the previous quarter and an increase of 9.3% compared to $7.5 million in the second quarter of 2011. The year over year increase was largely the result of increased sales generated from the Company’s direct sales force and independent distributors compared to the second quarter of 2011.

Costs of tissue sales consist primarily of tissue and medical device manufacturing costs. Costs of sales increased by 33.7% to $2.3 million compared to $1.7 million for the three months ended June 30, 2011. The increase was largely the result of increased costs associated with our higher sales. As a percentage of tissue sales, cost of tissue sales was 28% of revenues for the second quarter of 2012 compared to 23% in the comparable prior year period.

Gross profit margin for the quarter was 72%, as compared to 76% in the previous quarter and 77% in the year-ago quarter.

Operating expenses increased 3%, or $179,869, to $6.2 million for the three months ended June 30, 2012 compared to the three months ended June 30, 2011.

General and administrative expenses increased 54%, or $814,686, to$2.3 million, for the three months ended June 30, 2012 compared to the same period of 2011. The increase is primarily due to higher administrative costs supporting the higher revenue in addition to added rental and maintenance expense for increased operational space.

As a percentage of revenue, selling and marketing expenses decreased to 47% in the second quarter of 2012 from 58% in the second quarter of 2011. The decreases were primarily the result of more variable compensation paid to our direct sales force compared to salaries earned in the comparable period of 2011 and a lower corporate sales commission structure.

EBITDA for the quarter totaled $8,000, compared an EBITDA loss of $(541,000) for the previous quarter, and EBITDA of $35,000 for the second quarter of 2011.

YTD 2012 Financial Results

Revenue for the six months ended June 30 2012 increased 18% to $16.0 million compared to $13.5 million in the first half of 2011. The increase of $2.5 million was largely the result of increased sales generated from our direct sales force and independent distributors compared to the first half of 2011.

Costs of tissue sales consist primarily of tissue and medical device manufacturing costs. Costs of sales increased by 53% or $1.5 million to $4.2 million for the first half of 2012. The increase was largely the result of increased costs associated with our higher sales. As a percentage of tissue sales, cost of tissue sales was 26% of revenues for the second quarter of 2012 compared to 20% in the comparable prior year period.

Gross profit margin was 74%, as compared to 80% in the previous period.

Operating expenses increased 3%, or $414,507, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011.

General and administrative expenses increased 26%, or $1.0 million, to $4.9 million, for the six months ended June 30, 2012 compared to the same period of 2011. The increase is primarily due to higher administrative costs supporting the higher revenue in addition to added rental and maintenance expense for increased operational space.

As a percentage of revenue, selling and marketing expenses decreased to 50% in the second half of 2012 from 64% in the first six months of 2011. The decreases were primarily the result of more variable compensation paid to our direct sales force compared to salaries earned in the comparable period of 2011 and a lower corporate sales commission structure.

EBITDA loss for the first half of 2012 totaled $(527,497) compared an EBITDA loss of $(1.1) million for the comparable period of 2011.

Cash and cash equivalents and net accounts receivable was $7.8 million at June 30, 2012, compared to a total of $9.0 million at March 31, 2012.

“We believe that product constraints were a short term issue we have resolved and that the future and long term opportunity for Bacterin products, in multi-billion dollar addressable markets, remain very strong.”Accordingly, we are reiterating our 2012 revenue guidance of $35 to $40 million.

Conference Call Details:

Conference Call Details:

Date: Thursday, August 9, 2012
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-941-1429
International: 1-480-629-9857
Conference ID#: 4557186

The conference call will be broadcast simultaneously and available for replay here and at the investor section of the company's Web site at http://bacterin.com/index.htm.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Hayden IR at 1-646-755-7412.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until September 9, 2012.

Replay number:            1-877-870-5176

International replay number:             1-858-384-5517

Replay pin number: 4557186

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure.

Bacterin International Holdings, Inc.

Reconciliation of Net (Loss) Income From Operations to EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net Loss from ops	(347,357)	(279,997)	(1,620,520)	(2,216,296)
Depreciation	95,206	62,533	214,280	115,205
Allocated depreciation	94,486	94,486	188,972	188,972
Stock option comp	190,055	-	385,587	381,199
Non-cash stock comp	(24,069)	157,485	304,184	388,475
	8,321	34,507	(527,497)	(1,142,445)

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to launch beta and full product releases, the Company's ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of increased taxation, changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

	As of
	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,213,565	$751,111
Trade accounts receivable, net of allowance for doubtful accounts of $1,209,073 and $1,232,806, respectively	6,582,855	7,083,354
Inventories, net	12,301,854	8,479,710
Prepaid and other current assets	586,014	289,326
Total current assets	20,684,288	16,603,501

Non-current inventories	1,042,820	920,542
Property and equipment, net	4,450,115	3,774,140
Intangible assets, net	617,124	656,133
Goodwill	728,618	728,618
Other assets	930,520	486,914

Total Assets	$28,453,485	$23,169,848

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,605,820	$2,654,263
Accounts payable - related party	567,811	513,193
Accrued liabilities	2,409,888	3,762,211
Warrant derivative liability	825,389	2,344,516
Current portion of capital lease obligations	87,835	33,791
Current portion of long-term debt	4,258,990	1,632,978
Total current liabilities	11,755,733	10,940,952
Long-term Liabilities:
Capital lease obligation, less current portion	191,958	89,580
Long-term debt, less current portion	6,362,151	6,638,270
Total Liabilities	18,309,842	17,668,802

Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.000001 par value; 95,000,000 shares authorized; 42,747,457 shares issued and outstanding as of June 30, 2012 and 40,841,218 shares issued and outstanding as of December 31, 2011	43	40
Additional paid-in capital	50,411,604	45,452,732
Retained deficit	(40,268,004)	(39,951,726)
Total Stockholders’ Equity	10,143,643	5,501,046

Total Liabilities & Stockholders’ Equity	$28,453,485	$23,169,848

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Tissue sales	$8,113,605	$7,370,048	$15,784,554	$13,238,972
Royalties and other	94,667	138,427	193,719	270,307
Total Revenue	8,208,272	7,508,475	15,978,273	13,509,279

Cost of tissue and medical devices sales	2,329,432	1,742,144	4,188,154	2,729,443

Gross Profit	5,878,840	5,766,331	11,790,119	10,779,836

Operating Expenses
General and administrative	2,319,851	1,505,165	4,910,623	3,897,026
Sales and marketing	3,835,209	4,331,145	7,981,552	8,595,426
Depreciation and amortization	95,206	62,533	214,280	115,205
Non-cash consulting expense	(24,069)	147,485	304,184	388,475
Total Operating Expenses	6,226,197	6,046,328	13,410,639	12,996,132

Loss from Operations	(347,357)	(279,997)	(1,620,520)	(2,216,296)

Other Income (Expense)
Interest expense	(266,200)	(132,879)	(409,052)	(498,540)
Change in warrant derivative liability	1,301,576	7,579	1,519,127	7,226,385
Other income (expense)	42,498	—	194,167	—

Total Other Income (Expense)	1,077,874	(125,300)	1,304,242	6,727,845

Net Income (Loss) Before (Provision) Benefit for Income Taxes	730,517	(405,297)	(316,278)	4,511,549

(Provision) Benefit for Income Taxes
Current	—	—	—	—
Deferred	—	—	—	—

Net Income (Loss)	$730,517	$(405,297)	$(316,278)	$4,511,549

Net income (loss) per share:
Basic	$0.02	$(0.01)	$(0.01)	$0.12
Dilutive	$0.02	$(0.01)	$(0.01)	$0.10

Shares used in the computation:
Basic	42,695,350	38,216,956	42,121,718	37,776,259
Dilutive	44,683,663	38,216,956	42,121,718	43,572,293

Contact:

Hayden IR

James Carbonara, Regional Vice President

646-755-7412

james@haydenir.com

Brett Maas, Managing Partner

646-536-7331

brett@haydenir.com